EXHIBIT 4.2

LOAN AND SHARE CHARGE AGREEMENT

THIS LOAN AND SHARE CHARGE AGREEMENT (this “Agreement”) IS MADE AND ENTERED INTO this  10th   day of July   2020.

BY:

(1)

Pacific Electric Wire & Cable Corp. Ltd, a company incorporated and existing under the laws of Taiwan with its registered office at No.858, Sec.5, Kuaisu Rd., Yangmei District, Taoyuan City 32661, Taiwan and with its Taipei business address at 25Fl., No.95, Sec. 2, Dunhua S. Rd., Taipei City 106, Taiwan (the “Lender”);

(2)

Asia Pacific Wire & Cable Corp. Ltd, a company incorporated and existing under the laws of Bermuda with its registered office at Canon’s Court,  22 Victoria Street, Hamilton, HM Ex, Bermuda and with its business address at 15Fl., B. N.77, Sec. 2, Dunhua S. Rd., Taipei City 106, Taiwan (the “Borrower”); and

(3)

APWC General Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands with its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (the “Chargor”);

The Lender, the Borrower and the Chargor are hereinafter collectively referred to as the “Parties.”

WHEREAS:

1.	The Parties belong to the same group of companies;
2.

Borrower desires to obtain from Lender a loan in the principal amount of Six Million Dollars in the currency of the United States of America (US$6,000,000) (the “Loan”) and Lender has agreed to grant the Loan;

3.

The Chargor holds legal title to 100% of the issued shares in Samray Inc. (the “Shares”), a company incorporated and existing under the laws of the British Virgin Islands, with its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands; and

4.	It is a condition precedent to the Lender making the Loan available that the Chargor enters into this Agreement.
5.	The Parties wish to set out the terms and conditions agreed between them;

IT IS AGREED as follows:

1.	Loan

Subject to the terms of this Agreement, the Lender shall pay to the Borrower on [ Aug 21, 2020  ] the principal sum of Six Million Dollars in the currency of the United States of America (US$6,000,000) (the “Principal Amount”).

2.	Interest
2.1	Interest shall accrue on the outstanding Principal Amount at the rate of three percent (3%) per annum.
2.2

Interest or any part thereof shall be payable on a monthly basis on the corresponding date of the following month from the drawdown date. If there is no numerical corresponding date in the calendar month, as the case may be, interest or any part thereof shall be payable  on the last date that is a business day in that calendar month. Alternatively, the Borrower may at any time and from time to time, pay the whole or any part of the interest accrued on the Loan.

2.3	All payments by Borrower to the Lender hereunder shall be made into a bank account to be specified by Lender.

2.4All payments hereunder shall be made in US Dollars.

3.	Security
3.1

The Chargor hereby charges as beneficial owner in favour of the Lender, as security for the Loan by way of a first fixed charge, all of its right and interest which includes but not limit to any dividend or interest paid or payable from time to time in relation to the Shares and any right, money or property accruing or offered by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

3.2

Chargor shall immediately, at its own expenses, deliver the share certificates representing the Shares to the Lender and inform the company secretary to create and maintain a register of charges of the Chargor and effect registration or assist Lender in effecting registration in accordance with the relevant laws and regulations of the British Virgin Islands after execution of this Agreement,.

4.	Term

The outstanding Principal Amount plus all accrued and unpaid interest thereon which shall include the last payment (the 12th payment) of interest (the “Balance”) shall be due and payable on the date which is 12 months after the date of execution of this Agreement (the “Maturity Date”) by the Parties or on the date of early termination of this Agreement(see §5).

5.	Default
5.1	Borrower will be in default and the Term of this Agreement shall be early terminated upon the happening of any of the following event or condition:
(a)	change in control of Borrower, or sale or transfer of all, or substantially all, of Borrower's assets;
(b)	filing of bankruptcy of Borrower;
(c)	any representation or warranty made or deemed made in or in connection with this Agreement proves to have been false or misleading in any material respect when so made or deemed made;
(d)	Borrower fails to perform any other covenant, condition, or agreement set forth in this Loan Agreement; or
(e)	insolvency of Borrower.
5.2

Borrower may discharge the obligations it has undertaken hereby, at any time, by repaying the Balance, without penalty. Borrower may, without penalty, make a partial prepayment of principal plus interest in any amount at any time and may thereby reduce any required future payments hereunder.

5.3

Any payments to Lender in satisfaction of Borrower’s obligations hereunder shall be applied first to the amount of accrued interest hereunder until such accrued interest has been paid in full, and then to any outstanding balance of the Principal Amount.

6.	Representations and Warranties of the Borrower

Borrower represents and warrants to Lender that:

(a)	Borrower has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(b)

the transactions contemplated by this Agreement have been duly authorised and will not violate any material provision of any law, rule or regulation, the articles of incorporation of Borrower, or any order of any governmental authority.

(c)	this Agreement once duly executed and delivered by Borrower will constitute a legal, valid, and binding obligation of the Borrower, enforceable against it in accordance with its terms.

(d)	no action, consent or approval of, or registration or filing with or any other action by any governmental authority is or will be required in connection with this Agreement.

7.	Representations and Warranties of the Chargor

Chargor represents and warrants to Lender that:

(a)	Chargor is the legal and beneficial owner of the Shares.

(b)	Chargor has the right to the corporate power and authority to execute, deliver and perform its obligations under this Agreement.
(c)

the transactions contemplated by this Agreement have been duly authorised and will not violate any material provision of any law, rule or regulation, the articles of incorporation of Chargor, or any order of any governmental authority.

(d)

during the term of this Agreement it shall not enter into any agreement to transfer the Shares, place or permit the existence of any other charge or security interest over the Shares without the prior written consent of the Lender.

8.	Amendment

This Agreement may only be amended or modified in writing and executed by the Parties.

9.	Severability

If any of the provisions of this Agreement is held to be invalid or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid and enforceable as though the invalid or unenforceable parts had not been included.

10.	Notice

Any notice or demand required or permitted by the terms of this Agreement must be given in writing and sent by post to the directors of the recipient at Taipei business address of the Lender, the business address of the Borrower and the registered offices of the Chargor recorded at the beginning of this Agreement or by sending same by e-mail to a director of the recipient. Notices sent by e-mail shall be deemed effective when sent, provided that there is confirmation of delivery.

11.	Governing Law

This Agreement will be construed in accordance with and governed by the laws of Taiwan.

12.	Counterparts

This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

SIGNED for and on behalf of )

Pacific Electric Wire & Cable Corp. Ltd, the Lender)

)    /s/ Yuan Chun Tang

                                                                                           Printed Name: Yuan Chun Tang

in the presence of:

  /s/ Victor Kao

Witness Name: Victor Kao

SIGNED for and on behalf of )

Asia Pacific Wire & Cable Corp. Ltd, the Borrower )

)     /s/ Andy C.C. Cheng

                                                                                           Printed Name: Andy C.C. Cheng

in the presence of:

  /s/ Victor Kao

Witness Name: Victor Kao

SIGNED for and on behalf of )

APWC General Holdings Limited, the Chargor)

)    /s/ Ivan Hsia

                                                                                           Printed Name: Ivan Hsia

in the presence of:

  /s/ Victor Kao

Witness Name: Victor Kao